Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT, (“Agreement”) made and entered into as of September 7, 2006 (the “Effective Date”), by and between LAURENCE S. GELLER (the “Executive”) and STRATEGIC HOTELS & RESORTS, INC. (the “Company”);

WITNESSETH THAT:

WHEREAS, the Company (f/k/a Strategic Hotel Capital, Inc.) and the Executive are parties to an Amended and Restated Employment Agreement dated as of June 8, 2004 (the “Prior Agreement”), pursuant to which the terms and conditions of the Executive’s employment were set forth; and

NOW THEREFORE, the Company and the Executive hereby agree that the Prior Agreement shall be amended and restated as set forth herein effective as of the Effective Date:

1.            Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)

Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its chief executive officer, with the titles of President and Chief Executive Officer during the Agreement Term (as defined below), and the Executive hereby agrees to accept such employment during the Agreement Term. During the Agreement Term, while he is employed by the Company, the Executive shall be nominated for election to the Board of Directors of the Company (the “Board”), so long as he is Chief Executive Officer. If elected to and serving on the Board, the Executive agrees to resign from the Board effective on his Date of Termination (as defined in paragraph 3(h)), unless the Executive and the Board otherwise agree. The “Agreement Term” shall initially be the period beginning on the Effective Date and ending on December 31, 2009. Thereafter, the Agreement Term will be automatically extended for 12-month periods, unless either the Company or the Executive shall give the other party notice of the intention to not extend the Agreement by October 1, 2009 or by October 1 of any succeeding year, if applicable, except that upon a Change in Control (as defined in paragraph 4(d)) the remaining Agreement Term shall be 24 months from the date the Change in Control occurred.

(b)	During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its President and Chief Executive Officer.

(c)

The Executive agrees that he shall perform his duties faithfully and to the best of his abilities subject to the directions of the Board. The Executive’s duties may include providing services for both the Company and the Subsidiaries (as defined below), as determined by the Board; provided, however, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of President and Chief Executive Officer of the Company. The Executive will have such authority, power, responsibilities and duties as are inherent to his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder. For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period, in which at least a majority interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

(d)

Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including management of his personal investments and activities involving professional, charitable, educational, religious and similar types of organizations, to the extent that such other activities do not, in the reasonable judgment of the Board, inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall obtain approval of the Board prior to nomination or seeking election to the board of directors of any other company, and such approval shall not be unreasonably withheld.

(e)

The Company shall, to the maximum extent permitted by applicable law, protect, defend, indemnify and hold harmless the Executive against any costs, losses, expenses, claims, suits, proceedings, investigations, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to, or are alleged to so arise, be based upon or to relate to the Executive’s employment by the Company (and any Subsidiary) or the Executive’s service to the Company (and any Subsidiary) as an employee, officer or member of the Board, including, without limitation, reimbursement on a current basis, upon submission of invoices, for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, expenses, claims, suits, proceedings, investigations, damages or liabilities; provided, however, that the Company shall not be required to pay any amounts under this paragraph except upon receipt of an unsecured undertaking by the Executive to repay any such amounts as to which it shall ultimately be determined by a court of competent jurisdiction that the Executive is not entitled to indemnification by the Company. The Executive will be covered under the Company’s directors and officers insurance policy during the Agreement Term and for such period following the Date of Termination during which any action may be brought against the Executive related to the matters above, so long as the Company maintains such coverage for any director or officer of the Company.

2.            Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)	Salary and Bonus.
(i)

During the Agreement Term, the Executive shall receive an annual base salary (the “Salary”) of $750,000, subject to annual review by the Executive Compensation Committee of the Board (the “Committee”), which, in the discretion of such Committee, may be increased from time to time. Once increased, such Salary may not be decreased. Such Salary shall be payable in arrears, in accordance with the payroll practices of the Company.

(ii)

For fiscal year 2006 and each subsequent fiscal year of the Company during the Agreement Term, the Executive shall be eligible to receive an annual cash performance-based bonus (the “Bonus”) from the Company, with a target bonus opportunity of $750,000 (“Target Bonus”) and a maximum bonus opportunity of $1,500,000 (“Maximum Bonus”). For each fiscal year during the Agreement Term, the Executive shall have the opportunity to earn a bonus determined by the Committee which will make such a determination based on the applicable Bonus goals as set forth in Schedule I. In addition, the Committee may, in its discretion, award additional incentive compensation from time to time to Executive during the Agreement Term.

(b)

Benefits. The Executive shall be eligible to participate in any employee pension and welfare benefit plans and programs made available to the Company’s senior level executives, on terms which are no less favorable than the terms provided generally for the Company’s senior level executives from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

(c)	Vacation. The Executive shall be entitled to four weeks of paid vacation each calendar year (or a pro rata portion thereof with respect to any period during the Agreement Term which does not encompass a full calendar year). Any unused vacation may be rolled over to the next calendar year, if permitted under the Company’s regular vacation policy as in effect from time to time.

(d)

Business Expenses. The Company will reimburse the Executive for reasonable expenses incurred by the Executive on company business, pursuant to the Company’s standard expense reimbursement policy as in effect from time to time, so long as the Executive provides proper documentation establishing the amount, date and business purpose of those expenses.

(e)	Stock-Based Compensation.
(i)	Long-Term Incentive Award

Upon the Effective Date, the Executive shall receive an initial long-term incentive award pursuant to the Company’s 2004 Stock Incentive Plan (the “Stock Incentive Plan”), with a target value as of the Effective Date of $6,000,000. Forty percent (40%) of the value of such award shall be issued in stock options (“Options”); forty percent (40%) of the value of such award shall be issued in performance-based restricted share units (“Performance Shares”); and the remaining twenty percent (20%) of the value of such award shall be issued in time-based restricted share units (“Restricted Stock Units” or “RSUs”). The entire award will be earned and vested only to the extent of the achievement of certain performance and/or service goals, as set forth in Schedule II. Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs: (A) to the extent that any portion of the Long-Term Incentive Award described in Schedule II is unvested, such portion (and related dividend equivalent RSUs) shall become immediately vested, and (B) the Performance Shares and related dividend equivalent RSUs shall be earned upon the Change in Control such that the sum of the Performance Shares earned as of the Change in Control and the previously earned Performance Shares equals 100% of Target Shares (as described in Schedule II) (or if greater, the “Severance Performance Share Number” (as defined herein)) and shall become immediately vested. In addition, the Committee may, in its discretion, award additional stock-based compensation from time to time to Executive during the Agreement Term.

(ii)	Prior Awards

Any stock-based awards granted to Executive prior to the Effective Date (“Prior RSUs”) shall continue be governed by the terms and conditions of their respective grant agreements and the Stock

Incentive Plan, as appropriate, provided, however, that paragraphs 3(c), 3(d), 4(b)(v), 4(c)(v) and 4(d) of this Agreement shall govern the treatment of such Prior RSUs upon the termination of Executive’s employment.

(iii)	Dividend Equivalents

Each RSU, Performance Share, and Prior RSU award under this paragraph 2(e) shall provide for accrual of dividend equivalents until the delivery date, as follows. As of each dividend date with respect to shares of Common Stock, a dollar amount equal to the amount of the dividend that would have been paid on the number of shares of Common Stock equal to the number of RSUs, Prior RSUs or Performance Shares held by the Executive as of the close of business on the record date for such dividend shall be converted into a number of RSUs equal to the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on shares of Common Stock which is payable in shares of Common Stock, Executive shall be credited with an additional number of RSUs equal to the product of (x) the number of his RSUs, Prior RSUs or Performance Shares then held on the related dividend record date and the (y) the number of shares of Common Stock (including any fraction thereof) distributable as a dividend on a share of Common Stock. Such dividend equivalents shall be paid to the Executive in shares of Common Stock, at such time as shares are delivered for payment of the RSUs, Prior RSUs or Performance Shares, but with respect to Performance Shares, only to the extent that Performance Shares are earned. For avoidance of doubt, dividends equivalents shall be accrued on a retroactive basis to September 1, 2006 based on Performance Shares as they are actually earned, as specified in Schedule II.

(iv)

Timing of Delivery of Shares -- Generally. Except as otherwise provided in this Agreement, (a) Options, RSUs and Performance Shares awarded upon the Effective Date shall vest and be delivered as described in Schedule II; (b) Prior RSUs described in paragraph 2(e)(ii) above shall be delivered in accordance with that paragraph; (c) RSUs delivered pursuant to dividend equivalents described in paragraph 2(e)(iii) above shall be delivered in accordance with that paragraph; and (d) except as otherwise provided in a separate agreement, all other equity awards shall vest and be delivered at the time specified in, and in accordance with the Company’s standard form of award agreement under the Company’s Stock Incentive Plan.

3.            Termination. The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement under the circumstances described in paragraphs 3(a) through 3(g):

(a)	Death. The Executive’s employment hereunder will terminate upon his death.
(b)

Disability. The Company may terminate the Executive’s employment due to the Executive’s Disability. For purposes of this Agreement “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) days (which need not be continuous) during any consecutive twelve-month period as a result of incapacity due to a physical or mental illness which, in the opinion of the Board, renders the Executive incapable, after reasonable accommodation, of performing his duties under this Agreement. If the Executive disputes the Company’s determination of Disability, the Executive (or his designated physician) and the Company (or its designated physician) shall jointly appoint a third-party physician to examine the Executive and determine whether the Executive has a Disability.

(c)

Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause (“Termination for Cause”). For purposes of this Agreement, the term “Cause” shall mean:

(i)

the willful and continued failure by the Executive, after reasonable notice and opportunity to cure, to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability);

(ii)	willful gross misconduct involving serious moral turpitude, or breach of his duty of loyalty to the Company;
(iii)

conviction (or plea of no contest) of (a) a felony, (b) a crime involving fraud or (c) other illegal conduct, other than minor traffic violations, and with respect to clause (c), which is demonstrably injurious to the Company’s financial position or reputation;

(iv)	material breach of any of the Company’s material written policies;
(v)	willful dishonesty in connection with the Company’s business;
(vi)	the Executive willfully (x) impedes, (y) endeavors to influence, obstruct or impede or (z) fails to materially cooperate with an investigation authorized by the Board (an “Investigation”); or
(vii)

the Executive willfully withholds, removes, conceals, destroys, alters or by other means falsifies any material which is requested in connection with an Investigation, or attempts to do so or solicits another to do so.

For purposes of this provision and paragraph 25, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith and without reasonable belief that such conduct was in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive), after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive is guilty of conduct described above, and specifying the particulars thereof in detail.

(d)

Constructive Termination. The Executive shall be considered to have terminated his employment as a result of a constructive termination (“Constructive Termination”) if, without the written consent of the Executive,

(i)	the Company reduces Executive’s Salary or bonus opportunity or the Company materially breaches this Agreement;
(ii)

the Company materially reduces the Executive’s duties or authority, fails to nominate the Executive to the Board, or requires the Executive to report other than to the Board or a committee of the Board;

(iii)	the Company relocates its principal offices, or the Executive’s principal place of employment, outside the Chicago metropolitan area; or
(iv)

any successor to the Company (or the Company itself, following a Change in Control as defined in paragraph 4(d)) fails to assume this Agreement or affirm its obligations hereunder in any material respect.

Notwithstanding the foregoing, at the direction of the Board, certain of the Executive’s duties may be reassigned to another director or officer for up to 30 days to permit an Investigation of whether there is a basis to terminate the Executive for Cause. Such reassignment shall not constitute Constructive Termination as long as the reassigned duties are directly and materially related to the subject of the Investigation. Further, suspending the Executive’s duties, with full pay, bonus eligibility, welfare benefits and continued vesting of equity awards and other benefits, after Executive has provided a notice of non-renewal of this Agreement shall not constitute Constructive Termination. A termination by the Executive shall not be deemed to be as a result of a Constructive Termination unless the Executive shall have provided notice of the Constructive Termination event within 90 days of its occurrence and the Company shall have a reasonable opportunity to cure such conduct or event.

(e)

Voluntary Resignation. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice of his resignation, whether pursuant to the non-renewal provision of paragraph 1(a) or otherwise, which shall be effective 30 days after receipt (provided, that, the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action, or, alternatively, the Company may place the Executive on paid leave during such period)(“Voluntary Resignation”). The Executive shall not be required to specify a reason for any such termination under this paragraph 3(e) unless the Executive intends for such termination to be subject to paragraph 3(d).

(f)

Mutual Agreement. This Agreement may be terminated at any time by the mutual agreement of the parties (“Mutual Agreement”). Any termination of the Executive’s employment by mutual agreement of the parties will be memorialized by an agreement which is reduced to writing and signed by the Executive and a duly appointed officer of the Company.

(g)

Termination by Company without Cause. The Company may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written notice of his termination, which shall be effective immediately or as of such later time as is specified in such notice (“Termination without Cause”). Termination of the Executive’s employment by the Company shall be deemed to have occurred under this paragraph 3(g) unless the notice of termination provided to the Executive by the Company specifies that the Executive’s termination is for reasons described in paragraphs 3(b), 3(c) or 3(f).

(h)

Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company, whether by reason of the expiration of the Agreement Term, termination of employment in accordance with the foregoing provisions of this paragraph 3, or under any other circumstances.

4.            Rights Upon Termination. The rights and obligations of the Company and the Executive with respect to compensation and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

(a)

Termination for Cause; Voluntary Resignation; Mutual Agreement; Non-Renewal by Either Party. If the Executive’s employment terminates under circumstances described in paragraph 3(c), 3(e) or 3(f) or if the Executive’s employment with the Company terminates at the end of the Agreement Term due to non-renewal of the Agreement Term by either party, then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company’s only obligation to Executive after the Executive’s Date of Termination is payment of the following:

(i)	The Executive’s Salary for the period ending on the Date of Termination and, if applicable, any earned but unpaid Bonus for the fiscal year ending on or before the Date of Termination;
(ii)	Payment for unused vacation days, as determined in accordance with the Company policy as in effect from time to time; and
(iii)

Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company (with paragraphs 4(a)(i), (ii) and this subsection (iii) referred to collectively herein as “Accrued Benefits”).

(b)

During the Agreement Term, Termination due to Death or Disability; Prior to or more than 24 months following a Change in Control, Constructive Termination or Termination by the Company without Cause . If the Executive’s employment terminates under circumstances described in paragraph 3(a) or 3(b) at any time during the Agreement Term, or if the Executive’s employment terminates under circumstances described in 3(d) or 3(g) either prior to a Change in Control (as defined herein) or more than twenty-four (24) months following a Change in Control, the Executive (or, in the event of his death, his estate) shall be entitled to the following from the Company:

(i)	Accrued Benefits;
(ii)

An amount equal to one-twelfth (1/12) of the sum of (w) the current Salary then in effect, plus (x) the higher of his Target Bonus or the average of the most three recent annual Bonuses earned, which sum is multiplied by the greater of (y) twelve (12), or (z) the number of full and partial months remaining on the then current Agreement Term as of the Date of Termination (“Severance Term”). Such amount shall be payable in equal monthly installments during the Severance Term;

(iii)	A pro-rata Target Bonus for the elapsed portion of the calendar year through the Date of Termination, payable in twelve equal monthly installments commencing upon the Date of Termination;
(iv)

Continued medical coverage under the Company’s medical plan for the Executive and his family during the Severance Term, with benefits no less favorable in any material respect than the level of coverage applicable to them immediately prior to such Date of Termination, and the Company shall pay all premium amounts thereto. The continued medical coverage during the Severance Term at the Company’s expense shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and section 601 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable, or any similar state law continuation coverage requirements; and

(v)

The Executive’s RSUs and Prior RSUs shall become immediately payable, all restrictions on any restricted stock and any other share-based awards shall lapse; all Options shall become immediately vested and continue to be exercisable for the Severance Term; and the Performance Shares and related dividend equivalent RSUs shall be earned as of the Date of Termination such that the sum of the Performance Shares earned as of the Date of Termination and the previously earned Performance Shares equals 100% of Target Shares (as described in Schedule II) (or if greater, the number of shares calculated pursuant to the following sentence (“Severance Performance Share Number”)) and all earned Performance Shares shall become immediately vested. Severance Performance Share Number is such number equal to the sum of (i) if Performance Shares were earned at more than 100% of the applicable Target

Shares for any Earning Date, the total number of Performance Shares earned for such Earning Date and (ii) 100% of the applicable Target Shares for any Earning Date which has not yet occurred or for which no more than 100% of the applicable Target Shares were earned.

(c)

Termination due to Constructive Termination or Termination by the Company without Cause on or after a Change in Control. If the Executive’s employment terminates on or within twenty-four months following a Change in Control under circumstances described in paragraphs 3(d) or 3(g), the Executive (or, in the event of his death, his estate) shall be entitled to the following from the Company:

(i)	Accrued Benefits;
(ii)	A lump sum amount equal to three (3) times the sum of (x) the current Salary then in effect, plus (y) the higher of his Target Bonus or the average of the most three recent annual Bonuses earned;
(iii)	A pro-rata Target Bonus for the elapsed portion of the calendar year through the Date of Termination, payable in lump sum;
(iv)

Continued medical coverage under the Company’s medical plan for the Executive and his family during the thirty-six (36) months following the Date of Termination, with benefits no less favorable in any material respect than the level of coverage applicable to them immediately prior to such Date of Termination, and the Company shall pay all premium amounts thereto. The continued medical coverage during such thirty-six months at the Company’s expense shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of section 4980B the Code, and section 601 of ERISA, if applicable, or any similar state law continuation coverage requirements; and

(v)

The Executive’s RSUs and Prior RSUs shall become immediately payable, all restrictions on any restricted stock and any other share-based awards shall lapse; all Options shall become immediately vested and continue to be exercisable for thirty-six (36) months following the Date of Termination; and the Performance Shares and related dividend equivalent RSUs shall be earned as of the Date of Termination such that the sum of the Performance Shares earned as of the Date of Termination and the previously earned Performance Shares equals 100% of Target Shares (as described in Schedule II) (or if greater, the Severance Performance Share Number) and shall become immediately vested.

(d)	Change in Control. For purposes of this Agreement the term “Change in Control” means the happening of any of the following:
(i)

Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires Beneficial Ownership of thirty (30%) percent or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are held or acquired by the following: (i) the Company or any of its Related Companies (as defined in paragraph 4(d)(iv) below) or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its Related Companies (the persons or entities described in (i) and (ii) shall collectively be referred to as the “Excluded Group”), shall not constitute a Change in Control. For purposes of this Agreement, “Beneficial Ownership” shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

(ii)

The individuals who are members of the Incumbent Board cease for any reason to constitute more than fifty (50%) percent of the Board. For purposes of this Agreement, “Incumbent Board” shall mean the individuals who, as of the beginning of the period commencing two years prior to the determination date, constitute the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of such two-year period, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board.

(iii)

A consummation of a merger, consolidation or reorganization or similar event involving the Company, whether in a single transaction or in a series of transactions (“Business Combination”), unless, following such Business Combination:

(a)         the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than fifty (50%) percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of  directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

(b)          the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than fifty (50%) percent of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(c)          no Person (other than a member of the Excluded Group or any Person who immediately prior to such Business Combination had Beneficial Ownership of thirty percent (30%) or more of the then Voting Securities) has Beneficial Ownership of thirty (30%) percent or more of the then combined voting power of the Surviving Company’s then outstanding voting securities.

(iv)

The assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than the Company, any Related Company or an employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company) unless, immediately following such disposition, the conditions set forth in paragraph (iii)(a), (b) and (c) above will be satisfied with respect to the entity which acquires such assets. For purposes of this Agreement, “Related Company” shall mean any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

(v)	The occurrence of a liquidation or dissolution of the Company.

Notwithstanding the provisions of this paragraph (d), a Change in Control that results from a transaction consummated by a Person in which the

Executive has an equity or debt interest (other than passive ownership of the securities of a publicly traded company acquired in the open market with personal funds) or with which the Executive is associated as a director, officer, employee, consultant or advisor, shall not be considered a Change in Control unless the Executive’s duties and responsibilities following such transaction are substantially and materially different from the duties and responsibilities contemplated by this Agreement for the role of a chief executive officer.

(e)

In the event of the Executive’s death before payment of any amount that had become due and payable to or on behalf of the Executive pursuant to the terms of this Agreement, payment of that amount shall be made to the Executive’s estate.

(f)

The Company shall not be required to make the payments and provide the benefits specified in paragraphs 4(a), 4(b) or 4(c) unless the Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement) substantially in the form set forth attached hereto as Exhibit A and such agreement has become effective and irrevocable.

(g)

Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive’s Date of Termination.

(h)

Timing of Severance Payments. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed to be a “key employee” for purposes of Internal Revenue Code Section 409A (“Code Section 409A”), no severance or other payments pursuant to this paragraph 4 shall be made to Executive by the Company until the amount of time has passed that is necessary to avoid incurring excise taxes under Code Section 409A. Should this paragraph 4(h) result in a delay of payments to Executive, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in this paragraph 4, provided that any amounts that would have been payable earlier but for the application of this paragraph 4(h), shall be paid in lump-sum on the 409A Payment Date.

(i)

Offset. To the extent Executive becomes entitled to any payments, benefits or other entitlements pursuant to any severance payable in connection with a severance or change in control severance plan, program or policy made available to other employees of the Company, any amounts payable by the Company pursuant to this paragraph 4 shall be offset by such severance payments.
(j)

Nonrenewal. Notwithstanding anything in this Agreement to the contrary, if the Company (or its successor) notifies Executive of its intention not to extend the Agreement Term to December 31, 2010 and a Date of Termination occurs after the Agreement Term under circumstances described in paragraphs 3(a), 3(b), 3(d) or 3(g), to the extent that any portion of the options and restricted stock units which are part of the Long-Term Incentive Award described in Schedule II are unvested, such portion (and related dividend equivalent RSUs) shall become vested as of the Date of Termination; to the extent that any portion of the Performance Shares which are part of the Long-Term Incentive Award described in Schedule II have been earned but have not yet vested, such portion (and related dividend equivalent RSUs) shall become vested as of the Date of Termination; and the Options under the Long-Term Incentive Award shall in addition to becoming immediately vested shall continue to be exercisable for thirty-six (36) months following the Date of Termination.

5.            Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a notice of resignation by the Executive or notice of termination of the Executive’s employment by the Company, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and during such period shall also perform such reasonable services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 5, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of any such notice of resignation or termination; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

6.	Non-competition and Non-solicitation.
(a)

Except as otherwise permitted under paragraph 1(d) of this Agreement, while the Executive is employed by the Company, he agrees that he will not directly or indirectly (without prior written consent of the Company) engage in, assist, perform services for, establish or open, or have any equity interest (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System) in any person, firm, corporation, or business entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity which is directly competitive with the business of the Company. In addition, for a 12-month period after the Executive’s Date of Termination (except in the event of a Termination without Cause by the Company pursuant to paragraph 3(g) or a Constructive Termination pursuant to paragraph 3(d)), the Executive agrees that he will not actively engage in the business of the acquisition of hotel properties by acting as an investor, principal, broker or intermediary with respect to hotel property acquisitions or by soliciting or otherwise identifying specific acquisition opportunities, but the provisions of this sentence are not to be construed so as to otherwise prevent the Executive from engaging in hotel asset management or consulting activities. The restrictions in this paragraph 6(a) are intended to apply on a worldwide basis. Nothing in this paragraph 6 or paragraph 7 shall be construed as limiting the Executive’s duty of loyalty to the Company while he is employed by the Company, or any other duty he may otherwise have to the Company while he is employed by the Company.

(b)

While the Executive is employed by the Company, and for a period of 12 months after the Executive’s Date of Termination, the Executive agrees that he will not in any manner, directly or indirectly (without prior written consent of the Company) employ or solicit for employment for himself or any other business entity (other than the Company and its Subsidiaries) any individual who was, during the period of the Executive’s employment with the Company or the 12-month period following the Executive’s Date of Termination, an employee, officer, agent or representative of the Company (or any successor corporation into which the Company may be merged or consolidated).

7.            Confidential Information and Non-Disparagement. The Executive agrees that:

(a)

Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Subsidiaries which was acquired by or disclosed to the Executive during the course of his employment with or negotiations for employment with the Company, or during the course of any consultation with the Company following his termination of employment pursuant to paragraph 8, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

(b)

To the extent that any court or agency seeks to have the Executive disclose confidential information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of confidential information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c)

Nothing in the foregoing provisions of this paragraph 7 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Subsidiaries, knowledge which is generally known (other than by reason of a violation of this paragraph 7) to persons of his experience in other companies in the same industry.

(d)

During the Agreement Term and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Agreement Term and thereafter, (including following Executive’s termination of employment for any reason) the Company (including, but not limited to any executives, officers, Directors or employees of the Company) will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

8.            Defense of Claims. The Executive agrees that, for the period beginning the Effective Date, and continuing for a reasonable period after the Executive’s termination of employment with the Company, the Executive will cooperate with the Company in defense of any claims that may be made against the Company, and will cooperate with the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by the Executive for the Company. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company. The Company agrees to reimburse the Executive, for all of the Executive’s reasonable out-of-pocket expenses and, if any such cooperation is requested after Executive’s termination of employment with the Company, to compensate the Executive for his time associated with such cooperation at an hourly rate based on the Executive’s Salary in effect immediately prior to the Date of Termination divided by 2,000. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by the Executive for the

Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.

9.            Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 6, 7 or 8, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of any of paragraphs 6, 7 or 8. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by paragraphs 6, 7 and 8 are reasonable in duration and all other respects. If for any reason any court of competent jurisdiction shall find paragraphs 6, 7, or 8 unreasonable in duration or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

10.	Certain Additional Payments by the Company.
(a)

Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)

Subject to the provisions of paragraph 10(a), all determinations required to be made under this paragraph 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion, based on “substantial authority” (within the meaning of Section 6662 of the Code), that the failure to report the Excise Tax on the Executive’s individual income tax return would not result in the imposition of a negligence or other accuracy-related penalty. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this paragraph 10, shall be paid by the Company to the Executive within five days of the earlier of (i) the due date for the payment of any Excise Tax or (ii) the issuance by the Internal Revenue Service (the “IRS”) of notice to the effect that an Excise Tax is due in connection with a Payment. Subject to a determination by the IRS, any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error.

11.          Non-alienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s estate.

12.          Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

13.          Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

14.          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

15.          Severability. The invalidity or non-enforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

16.          Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

17.          Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

18.          Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given: (x) when received if given in person or by courier service, (y) on the date of transmission if sent by telex, facsimile or other wire transmission or (z) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	If to the Company, addressed as follows:

Strategic Hotels & Resorts, Inc.

77 South Wacker Drive, Suite 4600

Chicago, Illinois 60601

Attention: General Counsel

Facsimile No.: (312) 658-5799

(b)	If to the Executive, addressed as follows:

Laurence S. Geller

77 South Wacker Drive, Suite 4600

Chicago, Illinois 60601

Facsimile No.:	(312) 658-5799

19.          Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.          Costs of Disputes. The Company shall reimburse the Executive’s reasonable expenses, including legal fees (i) to negotiate and prepare this Agreement up to a maximum of $50,000; (ii) in any dispute under this Agreement in which the Executive prevails on at least one material claim.

21.          Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

22.          Entire Agreement. Except as otherwise noted herein this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, (including but not limited to the Prior Agreement), if any, between the parties relating to the subject matter hereof.

23.          Acknowledgement by Executive. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement; he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto. The Executive represents and warrants that he is not, and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement.

24.          Inconsistency. In the event of any inconsistency between this Agreement and any plan, program or practice of the Company, the terms of this Agreement shall control.

25.          Effect of Restatement of Financial Results. Notwithstanding anything in this Agreement to the contrary, to the extent any financial results are misstated as a result of Executive’s willful misconduct or gross negligence, and as a result such financial results are subsequently restated downward resulting in lower levels of performance-based vesting or award earnouts pursuant to paragraph 2 and the accompanying Schedules, offsets shall be made against future awards and/or payments. For purposes of the preceding sentence, “willful” shall have the meaning ascribed to it in paragraph 3(c) and the procedural requirements set forth in the second sentence of the last paragraph of paragraph 3(c) shall apply with respect to any determination pursuant to the preceding sentence. If such future awards and/or payments are insufficient to offset the full difference between award values or earnouts and restated award values or earnouts and/or if such restatement occurs at the end of the Agreement Term, awards or award values previously earned and/or delivered may be clawed-back.

                IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first written above.

/s/ Laurence S. Geller
Executive

STRATEGIC HOTELS & RESORTS, INC.

By: /s/ Janice J. Peterson

Name:  Janice J. Peterson

Title: Vice President, Human Capital

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

THIS RELEASE is made as of this ___ day of __________, ____, by and between Strategic Hotels & Resorts, Inc. (the “Company”) and Laurence S. Geller (“Executive”).

WHEREAS, Executive and the Company entered into that certain Amended and Restated Employment Agreement, dated _______________, 2006 (“Agreement”);

WHEREAS, Executive’s employment with the Company as President and Chief Executive Officer has terminated; and

WHEREAS, in connection with the termination of Executive’s employment, under the Agreement, Executive is entitled to certain payments and other benefits.

NOW, THEREFORE, in consideration of the severance payments and other benefits due Executive under the Agreement (“Severance Payments”):

1.            Executive hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, the “Related Parties”), intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, from the beginning of his initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. § 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 12101-12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs, but not including such claims to payments, benefits and other rights provided Executive under the Agreement and any employee benefit plan of the Company in which Executive is a participant. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under the Agreement and any employee benefit plan of the Company in which Executive is a participant. It is the intention of the parties to make this release as broad and as general as the law permits as to the claims released hereunder.

2.            Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

3.            The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

4.	Executive certifies and acknowledges as follows:

a.            That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

b.            That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

c.            That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

d.            That he does not waive rights or claims that may arise after the date this Release is executed;

e.            That he has been informed that he has the right to consider this Release and Waiver of Claims for a period of 21 days from receipt, and he has signed on the date indicated below after concluding that this Release and Waiver of Claims is satisfactory to him; and

f.             That neither the Company, nor any of its directors, employees, or attorneys, has made any representations to him concerning the terms or effects of this Release and Waiver of Claims other than those contained herein.

g.            That he has not filed, and will not hereafter file, any claim against the Company relating to his employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that Executive has signed this Release and Waiver of Claims, other than a claim that the Company has failed to pay Executive the Severance Payments or benefits due under any employee benefit plan of the Company in which Executive is a participant.

h.           That if he commences, continues, joins in, or in any other manner attempts to assert any claim released herein against the Company, or otherwise violates the terms of this Release and Waiver of Claims, (i) the Executive will cease to have any further rights to Severance Payments from the Company, and (ii) the Executive shall be required to return any Severance Payments made to the Executive by the Company (together with interest thereon).

i.            Executive acknowledges that he may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Release and Waiver of Claims shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

5.            This Release and Waiver of Claims may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release and Waiver of Claims.

6.            This Release and Waiver of Claims and the Agreement constitute the complete understanding between Executive and the Company concerning the subject matter hereof. No other promises or agreements will be binding unless signed by Executive and the Company.

7.            In the event that any provision or portion of this Release and Waiver of Claims shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release and Waiver of Claims shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

8.            The respective rights and obligations of the parties hereunder shall survive termination of this Release and Waiver of Claims to the extent necessary for the intended preservation of such rights and obligations.

9.            This Release and Waiver of Claims shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to the principles of conflict of law.

10.          Executive also understands that he has the right to revoke this Release and Waiver of Claims within 7 days after execution, and that this Release and Waiver of Claims will not become effective or enforceable until the revocation period has expired, by giving written notice to the following:

Strategic Hotels & Resorts, Inc.

77 South Wacker Drive, Suite 4600

Chicago, Illinois 60601

Attention: General Counsel

Facsimile No.: (312) 658-5799

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims:

Laurence S. Geller

SCHEDULE I

Bonus Performance Goals

For fiscal years during the Agreement Term, Executive’s Bonus under paragraph 2(a) of the Employment Agreement shall be determined based on the Company’s achievement of certain levels of budgeted funds from operations (“Budgeted FFO”) per share, as described below:

For Fiscal 2006:

Amount of Budgeted FFO Per Share	Amount of Bonus Paid
Less than $1.28	Award, if any, only made at Committee discretion
$1.28	$500,000
$1.28-$1.48	Additional $50,000 for each $.01 above $1.28 (i.e., up to an additional $1,000,000)
$1.49+	Capped at $1,500,000 (i.e., Maximum Bonus)

For Fiscal 2007 and fiscal years thereafter:

Budgeted FFO for these years shall be as approved by the Board.

Amount of Budgeted FFO Per Share	Amount of Bonus Paid
Below 90% of Budgeted FFO per share	Award, if any, only made at Committee discretion
90% of Budgeted FFO per share	$500,000
Above 90% of Budgeted FFO per share	Additional $50,000 for each $.01 above 90% of Budgeted FFO per Share, up to $1,000,000 in additional Bonus
(90% of Budgeted FFO per share + $.20) and above	Capped at $1,500,000 (i.e., Maximum Bonus)

SCHEDULE II

Long-Term Incentive Award

Executive’s long-term incentive award to be granted on the Effective Date (“LTIP Award”) described in paragraph 2(e)(i) of the Agreement shall be vested and earned only during the Executive's employment with the Company as follows:

(1)

Options. 40% of the value of the LTIP Award shall be granted in the form of time-vesting Options, which shall result in 669,797 Options being granted on the Effective Date. The Options will have an exercise price equal to the closing price per share of the Company as of the Effective Date. Unless the vesting of Options is otherwise accelerated pursuant to the Agreement, such Options shall vest as follows:

1/3 of the Options shall vest on December 31, 2008

1/3 of the Options shall vest on December 31, 2009

1/3 of the Options shall vest on December 31, 2010

Vested Options will remain exercisable for up to ten years after the Effective Date unless a shorter exercise period is otherwise specified pursuant to this Agreement or the Stock Option Agreement.

(2)

Restricted Stock Units. 20% of the value of the LTIP Award shall be granted in the form of time-vesting Restricted Stock Units, which shall result in 58,824 shares of Restricted Stock Units being granted on the Effective Date. Unless otherwise accelerated pursuant to the Agreement, the restrictions shall lapse on the Restricted Stock Unit grant as follows and the underlying shares of the Company shall be deliverable in accordance with the Company’s standard form of restricted stock unit award agreement (other than vesting provisions) in effect as of the Effective Date under the Stock Incentive Plan:

1/3 of the Restricted Stock Unit grant shall vest on December 31, 2008

1/3 of the Restricted Stock Unit grant shall vest on December 31, 2009

1/3 of the Restricted Stock Unit grant shall vest on December 31, 2010

(3)

Performance Shares. 40% of the value of the LTIP Award shall be granted in the form of a target number of Performance Shares (“Target Shares”), which shall result in 117,647 Target Shares being granted on the Effective Date.

Performance Measures – Sixty-seven percent (67%) of the Performance Shares shall be earned based on achievement of Budgeted FFO (as defined in Schedule I and below), and thirty-three percent (33%) of the Performance Shares shall be earned based on achievement of Relative Total Shareholder Return (“Relative TSR”), as described below.

Earning Dates -- Unless otherwise provided in the Agreement, one-third of the Performance Shares will be earned on each of December 31, 2007, December 31, 2008 and December 31, 2009 ("Earning Dates") based on performance determined as of each Earning Date.

Vesting Dates – Unless otherwise provided in the Agreement, Performance Shares will vest one year after they are earned (i.e., shares earned on 12/31/09 would vest on 12/31/10) based on continued employment by the Company and the underlying shares of the Company shall be deliverable in accordance with the Company’s standard form of restricted stock unit award agreement (other than performance and vesting provisions) in effect as of the Effective Date under the Stock Incentive Plan.

Upside and Downside Opportunities: Upside opportunity of 150% of Target Shares (except under exceptional TSR results, described below); downside opportunity of zero (0) if threshold performance measures are not met.

FFO Performance Goals

Budgeted FFO for the fiscal years 2007, 2008 and 2009 shall be as approved by the Board (i.e., the same Budgeted FFO described above in Schedule I).

Amount of Budgeted FFO Per Share for each fiscal year 2007, 2008 and 2009	Number of Performance Shares Earned on each Earning Date (i.e., 12/31/07, 12/31/08 and 12/31/09)
Below 90% of Budgeted FFO per share	Zero, unless otherwise determined at the discretion of the Committee
90% of Budgeted FFO per share	50% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.01	60% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.02	70% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.03	80% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.04	90% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.05	100% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.06	103.3% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.07	106.6% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.08	110% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.09	113.3% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.10	116.6% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.11	120% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.12	123.3% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.13	126.6% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.14	130% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.15	133.3% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.16	136.6% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.17	140% x 67% x 33 1/3% of Target Shares
90% of Budgeted FFO per share + $.18	143.3% x 67% x 33 1/3% of Target Shares

90% of Budgeted FFO per share + $.19	146.6% x 67% x 33 1/3% of Target Shares
(90% of Budgeted FFO per share + $.20) and above	150% x 67% x 33 1/3% of Target Shares

For any Earning Date at which performance achievement is less than 90% of Budgeted FFO per Share ("Missed FFO Earning Date"), Executive may still earn the Performance Shares associated with such Missed FFO Earning Date ("Missed FFO Performance Shares") at a future Earning Date at a performance achievement level of “threshold” (i.e., 90% of Cumulative Budgeted FFO per share) or greater if cumulative FFO performance for the Missed FFO Earning Date and the future Earning Date(s), as the case may be, is achieved. For example, if 12/31/07 is a Missed FFO Earning Date, then the Missed FFO Performance Shares associated with 12/31/07 could be earned on 12/31/08 as follows, where "Cumulative Budgeted FFO" equals 2007 Budgeted FFO plus 2008 Budgeted FFO:

Amount of Budgeted FFO Per Share for fiscal year 2007 and 2008	Number of Missed FFO Performance Shares Earned on 12/31/08
Below 90% of Cumulative Budgeted FFO	Zero, unless otherwise determined at the discretion of the Committee
90% of Cumulative Budgeted FFO	50% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.02	60% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.04	70% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.06	80% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.08	90% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.10	100% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.12	103.3% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.14	106.6% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.16	110% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.18	113.3% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.20	116.6% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.22	120% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.24	123.3% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.26	126.6% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.28	130% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.30	133.3% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.32	136.6% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.34	140% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.36	143.3% x 67% x 33 1/3% of Target Shares
90% of Cumulative Budgeted FFO + $.38	146.6% x 67% x 33 1/3% of Target Shares
(90% of Cumulative Budgeted FFO + $.40) and above	150% x 67% x 33 1/3% of Target Shares

Relative TSR Goals

Relative TSR will be based on performance relative to the equally-weighted TSRs of each of the companies included in the Bloomberg Hotel REIT Index ("Index") as of the Earning Date ("Index Company TSRs"), excluding the Company if it is part of the Index, as follows:

Company’s TSR Percentile Rank Relative to the Index Company TSRs at each Earning Date	Number of Performance Shares Earned at each Earning Date
Below 25th percentile (Below Threshold)	Zero, unless otherwise determined at the discretion of the Committee
At 25th percentile (Threshold)	50% x 33% x 33 1/3% of Target Shares
At 50th percentile (Target)	100% x 33% x 33 1/3% of Target Shares
At 75th percentile (Maximum) or higher	150% x 33% x 33 1/3% of Target Shares
At 100th percentile (rank #1), but only if Company TSR is positive (Super Maximum)	200% x 33% x 33 1/3% of Target Shares

Number of Performance Shares earned would be interpolated on a straight line basis between the 25th percentile and the 75th percentile (i.e., between 50% and 150% x 33% x 33 1/3% of Target Shares), provided, however, no interpolation is permissible between the 75th percentile and the 100th percentile (rank #1).

TSR for the Company and each Index company will be calculated as follows1:

(a) "Start Date" is 9/01/06 for all Earning Dates

(b) "Start Date Stock Price" for each company equals the average of each company's closing stock price on each trading day during the month of August 2006

(c) "Earning Date Stock Price" as of 12/31/07, 12/31/08 and 12/31/09 for each company equals the average of each company's closing stock price on each trading day during the months of December 2007, December 2008 and December 2009, respectively

(d) TSR for each company equals the change in value between Start Date Stock Price and Earning Date Stock Price, plus dividends reinvested as of each dividend ex-date between Start Date and each Earning Date, as a percentage of the Start Date Stock Price

(e) Performance Shares are earned on:

•	12/31/07 based on 16-month TSR;
•	12/31/08 based on 28-month cumulative TSR; and
•	12/31/09 based on 40-month cumulative TSR.

_________________________

1 For an illustrative example of the mechanics of computing this goal, see attached Example 1.

For any Earning Date at which the Company’s TSR Percentile Rank Relative to the Index Company TSRs is less than 25th percentile ("Missed TSR Earning Date"), Executive may still earn the Performance Shares associated with such Missed TSR Earning Date ("Missed TSR Performance Shares") at a future Earning Date at a performance achievement level of “threshold” (i.e., 25th percentile) or greater if cumulative TSR performance at one or more future Earning Date(s), as the case may be, is achieved. For example, if 12/31/07 is a Missed TSR Earning Date, then the Missed TSR Performance Shares associated with 12/31/07 could be earned on 12/31/08 as follows:

Company’s 28-Month Cumulative TSR Percentile Rank Relative to the Index Company 28-Month Cumulative TSRs at 12/31/08 Earning Date	Number of Missed TSR Performance Shares Earned at 12/31/08 Earning Date
Below 25th percentile (Below Threshold)	Zero, unless otherwise determined at the discretion of the Committee
At 25th percentile (Threshold)	50% x 33% x 33 1/3% of Target Shares
At 50th percentile (Target)	100% x 33% x 33 1/3% of Target Shares
At 75th percentile (Maximum) or higher	150% x 33% x 33 1/3% of Target Shares
At 100th percentile (rank #1), but only if Company TSR is positive (Super Maximum)	200% x 33% x 33 1/3% of Target Shares

Example 1

Example of One-Year TSR Calculation for the Company

From Illustrative 1/1/05 Start Date to 12/31/05 Earning Date

Calculation of Earning Date Stock Price and Start Date Stock Price:

12/30/05	$20.58	12/30/04	$16.55
12/29/05	$20.19	12/29/04	$16.40
12/28/05	$20.44	12/28/04	$16.50
12/27/05	$20.44	12/27/04	$16.45
12/23/05	$20.59	12/23/04	$16.49
12/22/05	$20.69	12/22/04	$16.30
12/21/05	$20.54	12/21/04	$16.25
12/20/05	$20.00	12/20/04	$16.37
12/19/05	$19.78	12/17/04	$15.67
12/16/05	$20.35	12/16/04	$15.19
12/15/05	$20.48	12/15/04	$15.50
12/14/05	$20.60	12/14/04	$15.65
12/13/05	$20.35	12/13/04	$15.82
12/12/05	$20.21	12/10/04	$15.90
12/9/05	$20.19	12/9/04	$15.80
12/8/05	$19.90	12/8/04	$15.91
12/7/05	$19.06	12/7/04	$15.72
12/6/05	$19.19	12/6/04	$15.90
12/5/05	$18.91	12/3/04	$15.66
12/2/05	$18.92	12/2/04	$15.52
12/1/05	$19.06	12/1/04	$15.75

Average		Average
12/31/05 Price	$20.02	1/1/05 Price	$15.97
Illustrative Earning Date Stock Price		Illustrative Start Date Stock Price

Calculation of historical 2005 one-year TSR for the Company:

			Shares
		Dividends	Including
	Stock	Per	Dividends
Date	Price	Share	Reinvested	Index	TSR

1/1/05 Avg.	$15.97		6.2630	$100.00
3/29/05 Close	$14.30	$0.22	6.3594	$90.94
6/28/05 Close	$17.96	$0.22	6.4373	$115.61
9/28/05 Close	$17.70	$0.22	6.5173	$115.36
12/28/05 Close	$20.44	$0.22	6.5875	$134.65
12/31/05 Avg.	$20.02		6.5875	$131.90	31.90%